As Filed with the Securities and Exchange Commission on September 28, 2009.
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF
1933

ConAgra Foods, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	47-0248710 (I.R.S. Employer Identification No.)

One ConAgra Drive Omaha, Nebraska	68102-5001
(Address of Principal Executive Offices)	(Zip Code)

CONAGRA FOODS, INC. AMENDED AND RESTATED VOLUNTARY DEFERRED COMPENSATION PLAN
(Full Title of the Plan)

Colleen Batcheler
Executive Vice President, General Counsel and Corporate Secretary
ConAgra Foods, Inc.
One ConAgra Drive
Omaha, Nebraska 68102-5001
402-240-4000
With a copy to:
Lyn Rhoten
Senior Counsel
ConAgra Foods, Inc.
One ConAgra Drive
Omaha, Nebraska 68102-5001
402-240-4000
(Name, Address and Telephone Number of agent for service)
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered (2)	share	price (2)	registration fee
Deferred Compensation Obligations (1)	$8,000,000	100%	$8,000,000	$447

1.	The Deferred Compensation Obligations being registered are general unsecured obligations of ConAgra Foods, Inc. (the “Company” or the “Registrant”) to pay deferred compensation in the future to participating key employees of the Company in accordance with the ConAgra Foods, Inc. Amended and Restated Voluntary Deferred Compensation Plan.

2.	Estimated solely for the purpose of calculating the registration fee pursuant to paragraph (o) of Rule 457 of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          As permitted by the rules of the Securities and Exchange Commission (the “Commission”), the information specified in Part I has been omitted from this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The Company hereby incorporates by reference in this Registration Statement the following documents previously filed with the Commission:
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2009; and

(b)	The Company’s Current Reports on Form 8-K filed with the Commission on June 18, 2009, July 20, 2009, August 5, 2009 and September 28, 2009.
          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statements. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
The ConAgra Foods, Inc. Amended and Restated Voluntary Deferred Compensation Plan (the “Plan”) provides certain key employees (“Eligible Employees”) of the Company with the opportunity to defer the receipt of a portion of their compensation. The obligations of the Company under the Plan (the “Deferred Compensation Obligations”) will be general unsecured obligations of the Company to pay deferred compensation in the future to participating Eligible Employees (“Participants”) in accordance with the terms of the Plan from the general assets of the Company and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Deferred Compensation Obligations include compensation deferred by Participants and investment earnings (or losses) thereon.
The Plan allows Participants to defer receipt of up to 50% of their base salary and 85% of their annual incentive cash compensation. Amounts may be deferred into deemed investments individually chosen by each Participant that index to either (i) shares of the Company’s Common Stock (the “Stock Account”) or (ii) investments selected by the Company’s Employee Benefits Investment Committee (the “Other Accounts”). Each Participant’s Deferred Compensation Obligations will be adjusted to reflect the deemed investment experience, whether positive or negative, of the selected investment funds, including any appreciation or depreciation. The Company maintains bookkeeping accounts to which Participants’ deferrals are credited. The Deferred Compensation Obligations in the Stock Account will paid in shares of the Company’s Common Stock. Deferred Compensation Obligations in other investments will be paid in cash. Distributions under the Plan will be made according to Participants’ elections and the provisions of the Plan. The timing and form of such distributions will generally depend on whether amounts were deferred under the Plan prior to January 1, 2005. Distributions may be accelerated under certain circumstances, including the Participant’s death or disability or a change of control of the Company. Participants may also request an early distribution in the event of an unforeseeable emergency. No Company contributions will be made to the Plan.
No amount payable or deliverable under the Plan will be subject to assignment, transfer, sale, pledge or other alienation or encumbrance, except for certain offsets permitted to the Company as provided under the Plan. The plan administrator will not recognize any attempt by a third party to attach, garnish or levy upon any benefit under the Plan except as may be required by law. There is no trading market for the Deferred Compensation Obligations.
The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant, at the option of the Company or through operation of a mandatory or optional sinking fund or analogous provision. However, the Human Resources Committee of the Company’s Board of Directors reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall reduce the balance of any deferred account as of the later of the adoption or effective date of such amendment or termination or make any material modification to any amounts grandfathered under the Plan.
The total amount of the Deferred Compensation Obligations is not determinable because the amount will vary depending upon the level of participation by Eligible Employees and the amounts of their salaries and bonuses. The duration of the Plan is indefinite.
The Deferred Compensation Obligations are not convertible into another security of the Company. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default by the Company.
The foregoing description of the Deferred Compensation Obligations is qualified in its entirety by reference to the full text of the Plan document a copy of which is incorporated by reference as Exhibit 4.3 to this Registration Statement.
Item 5. Interests of Named Experts and Counsel.
The legality of the Deferred Compensation Obligations being offered by this Registration Statement has been passed upon for the Company by Colleen Batcheler, Executive Vice President, General Counsel and Corporate Secretary. As of September 25, 2009, Ms. Batcheler held 2,742 shares of Common Stock and had been granted options to purchase another 248,000 shares of Common Stock and share equivalent units representing 10,600 shares of Common Stock.
Item 6. Indemnification of Directors and Officers.
          Pursuant to Article V of the Certificate of Incorporation of the Company, the Company shall, to the extent required, and may, to the extent permitted, by Section 102 and 145 of the General Corporation Law of

the State of Delaware, as amended from time to time, indemnify and reimburse all persons whom it may indemnify and reimburse pursuant thereto. No director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. A director shall continue to be liable for (1) any breach of a director’s duty of loyalty to the Company or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) paying a dividend or approving a stock repurchase which would violate Section 174 of the General Corporation Law of the State of Delaware; or (4) any transaction from which the director derived an improper personal benefit.
          The by-laws of the Company provide for indemnification of Company officers and directors against all expenses, liability or losses reasonably incurred or suffered by the officer or director, including liability arising under the Securities Act of 1933, to the extent legally permissible under Section 145 of the General Corporation Law of the State of Delaware where any such person was, is, or is threatened to be made a party to or is involved in any action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact such person was serving the Company in such capacity. Generally, under Delaware law, indemnification will only be available where an officer or director can establish that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. The by-laws of the Company limit the indemnification provided to a Company officer or director in connection with actions, suits, or proceedings commenced by the Company officer or director to instances where the commencement of the proceeding (or part thereof) was authorized by the Board of Directors of the Company.
          The Company also maintains a director and officer insurance policy which insures the officers and directors of the Company and its subsidiaries against damages, judgments, settlements and costs incurred by reason of certain wrongful acts committed by such persons in their capacities as officers and directors.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.

4.1	—	ConAgra Foods’ Certificate of Incorporation, as restated (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-07275) dated December 1, 2005)

4.2	—
Amended and Restated By-Laws of ConAgra Foods, Inc., as Amended (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-07275) dated November 29, 2007)

4.3	—
ConAgra Foods, Inc. Amended and Restated Voluntary Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended November 23, 2008 (File No. 001-07275) filed December 31, 2008)

5.1	—	Opinion of Counsel

5.2	—	Opinion of Husch Blackwell Sanders LLP

23.1	—	Consent of KPMG LLP

23.2	—	Consent of Counsel (included as part of Exhibit 5.1)

23.3	—	Consent of Husch Blackwell Sanders LLP (included as part of Exhibit 5.2)

24.1	—	Power of Attorney
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on September 28, 2009.

CONAGRA FOODS, INC.
By:	/s/ Gary M. Rodkin
	Name:	Gary M. Rodkin
	Title:	President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on September 28, 2009 by the following persons in the capacities indicated.

Signature	Title

/s/ Gary M. Rodkin Gary M. Rodkin	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ John F. Gehring John F. Gehring	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Patrick D. Linehan Patrick D. Linehan	Senior Vice President and Corporate Controller (Principal Accounting Officer)

Mogens C. Bay*	Director

Stephen G. Butler*	Director

Steven F. Goldstone*	Director

Joie A. Gregor*	Director

Rajive Johri*	Director

W.G. Jurgensen*	Director

Richard H. Lenny*	Director

Ruth Ann Marshall*	Director

Andrew J. Schindler*	Director

Kenneth E. Stinson*	Director

*	This Registration Statement has been signed by the undersigned as attorney-in-fact on behalf of each person so indicated pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.

/s/ Colleen Batcheler
Colleen Batcheler, Attorney-in-Fact

EXHIBITS

4.1	—	ConAgra Foods’ Certificate of Incorporation, as restated (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-07275) dated December 1, 2005)

4.2	—
Amended and Restated By-Laws of ConAgra Foods, Inc., as Amended (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-07275) dated November 29, 2007)

4.3	—
ConAgra Foods, Inc. Amended and Restated Voluntary Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended November 23, 2008 (File No. 001-07275) filed December 31, 2008)

5.1	—	Opinion of Counsel

5.2	—	Opinion of Husch Blackwell Sanders LLP

23.1	—	Consent of KPMG LLP

23.2	—	Consent of Counsel (included as part of Exhibit 5.1)

23.3	—	Consent of Husch Blackwell Sanders LLP (included as part of Exhibit 5.2)

24.1	—	Power of Attorney